EXHIBIT 99.1

Immunomedics Announces Fiscal 2009 Results

MORRIS PLAINS, N.J., Aug. 27, 2009 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company focused on developing monoclonal antibodies to treat cancer and other serious diseases, today reported financial results for the fourth quarter ended June 30, 2009, and for fiscal year 2009. The Company also highlighted recent key developments and planned activities for its clinical pipeline and Dock-and-Lock platform technology.

"We are pleased that our successful business development activities during the 2009 fiscal year have strengthened our cash position which has allowed us to continue funding our research and development efforts during this difficult economic crisis," commented Gerard G. Gorman, Senior Vice President, Finance and Business Development, and Chief Financial Officer. "For fiscal year 2010, cash expenditures are expected to be at a higher level to support an aggressive clinical development agenda. The Company is advancing plans to initiate a Phase III registration trial of veltuzumab in non-Hodgkin's lymphoma, which we believe will add significant value to the antibody. While out-licensing discussions continue regarding veltuzumab for the oncology indication, we are considering a number of funding alternatives in the event the Company decides to begin this trial," he added.

Fourth Quarter and Fiscal Year 2009 Results

The Company reported revenues of $8.3 million and a net income of $0.9 million, or $0.01 per share, for the fourth quarter of fiscal year 2009, which ended June 30, 2009. This compares to revenues of $1.0 million and a net loss of $6.9 million, or $0.09 per share, for the same period last year. The improvement in revenues for the fourth quarter of fiscal 2009 was primarily due to the recording of $7.3 million license fee revenue from the Company's development, collaboration and license agreement with Nycomed GmbH. We had no license fee revenue for the same period last year. Costs and expenses were lower in the fourth quarter of fiscal 2009 primarily due to a $1.0 million reimbursement from Nycomed and no reimbursement in the comparable quarter last fiscal year. Other expenses were higher in the fourth quarter of fiscal 2009, primarily due to a $1.0 million higher impairment charge on auction rate securities (ARS) compared to the same period last year.

For fiscal year 2009, the Company reported revenues of $30.0 million and a net income of $2.3 million, or $0.03 per share. This compares to revenues of $3.7 million and a net loss of $22.9 million, or $0.31 per share, for fiscal year 2008. The improvement in revenues was primarily due to the recording of $25.5 million license fee revenue from our Nycomed agreement and increased research and development revenues. We had no license fee revenue for the same period last year.

As of June 30, 2009, the Company had $44.8 million in cash, cash equivalents and ARS. ARS, valued at $17.5 million, consist of AAA rated student loan auction rate securities that currently have no liquidity.

Key developments this quarter and future planned activities:

Epratuzumab

 * UCB, S.A. reported positive top-line results from its Phase IIb study of epratuzumab in systemic lupus erythematosus. Data demonstrated clinically meaningful effect with treatment advantage of epratuzumab over placebo reaching 24.9% at week 12. In depth analysis of the data is ongoing in preparation of the Phase III program. (Please refer to the Company's press release at
   www.immunomedics.com/news_pdf/2009_PDF/PR08272009.pdf for more information)

 * North Central Cancer Treatment Group (NCCTG) reported at the 2009 annual meeting of the American Society of Clinical Oncology final results from its Phase II study of epratuzumab with rituximab and a combination of chemotherapy drugs (cyclophosphamide, doxorubicin, and vincristine) and the steroid prednisone (ER-CHOP) in patients with aggressive lymphoma. (Please refer to the Company's press release at www.immunomedics.com/news_pdf/2009_PDF/PR05152009.pdf for more information)

 * In a press release, the Mayo Clinic announced that the NCCTG is planning a clinical trial that will randomize patients with high-risk diffuse large B-cell lymphoma to either ER-CHOP, or to
   R-CHOP. (The press release can be accessed at
   www.mayoclinic.org/news2009-rst/5271.html)

Veltuzumab

 * First efficacy results of subcutaneous therapy of lymphoma with veltuzumab were presented at the 2009 American Society of Clinical
   Oncology annual meeting. (Please refer to
   www.immunomedics.com/news_pdf/2009_PDF/PR06012009.pdf for more information)

 * Updated results of low-dose veltuzumab for immune thrombocytopenic purpura were presented at the 14th Congress of the European
   Hematology Association. (For more information, please refer to the
   Company's press release at
   www.immunomedics.com/news_pdf/2009_PDF/PR06052009.pdf)

 * Nycomed is expected to initiate a Phase II study of subcutaneous veltuzumab in patients with rheumatoid arthritis in the second quarter of fiscal year 2010

 * In the third quarter of fiscal year 2010, the Company plans to initiate a registration trial comparing veltuzumab and chemotherapy with rituximab and chemotherapy in patients with newly diagnosed follicular lymphoma

 * Results from the Company's Phase I/II study of veltuzumab in patients with non-Hodgkin's lymphoma were published online in the
   Journal of Clinical Oncology and is now available in print in the
   July 10, 2009 issue, pages 3346-3353.

Clivatuzumab

 * Interim results from the ongoing Phase Ib dose-escalation study of fractionated yttrium-90-labeled clivatuzumab tetraxetan in combination with gemcitabine for patients with inoperable, advanced pancreatic cancer were presented at the 2009 annual meeting of the
   American Society of Clinical Oncology. (Please refer to the
   Company's press release at
   www.immunomedics.com/news_pdf/2009_PDF/PR05312009.pdf for more information)

Milatuzumab

 * Updated results of milatuzumab in dose-escalation study for multiple myeloma were presented at this year's American Society of Clinical
   Oncology annual meeting. (More information can be obtained from the
   Company's press release at
   www.immunomedics.com/news_pdf/2009_PDF/PR05302009.pdf)

 * An investigational new drug application to initiate a Phase I/II clinical trial of the doxorubicin conjugate of milatuzumab for the treatment of patients with multiple myeloma has been allowed by the
   U.S. Food and Drug Administration

Dock-and-Lock

 * The Company's majority-owned subsidiary, IBC Pharmaceuticals, Inc., was awarded U.S. patents 7,527,787 and 7,534,866 covering methods and compositions of multivalent bioactive assemblies

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 137 patents issued in the United States and more than 300 other patents issued worldwide, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

                          IMMUNOMEDICS, INC.
                 Condensed Consolidated Balance Sheets

                                              June 30,       June 30,
                                               2009            2008
                                            ------------  ------------

 ASSETS

 Current Assets:
  Cash and cash equivalents                 $ 27,390,778  $  6,132,470
  Marketable securities                               --    20,050,000
  Accounts receivable, net                       702,021     1,057,974
  Inventory                                      232,920       469,964
  Other receivables                            1,128,835       169,405
  Prepaid expenses                               375,934       434,305
  Other current assets                           396,293        42,630
                                            ------------  ------------
                                              30,226,781    28,356,748

 Property and equipment, net                   5,079,354     5,923,170
 Auction rate securities - non current        17,458,349            --
 Value of life insurance policies                486,428       420,774
 Other long-term assets                           30,000        30,000
                                            ------------  ------------
                                            $ 53,280,912  $ 34,730,692
                                            ============  ============

 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

  Current liabilities                       $  4,746,286  $  4,182,236
  Deferred revenues - current                 45,685,385            --
  Other liabilities                              872,700       766,123
  Deferred revenues - long-term                       --    31,145,385
  Stockholders' equity (deficit)               1,976,541    (1,363,052)
                                            ------------  ------------
                                            $ 53,280,912  $ 34,730,692
                                            ============  ============

            Condensed Consolidated Statements of Operations

                      Three Months Ended             Year Ended
                           June 30,                   June 30,
                   ------------------------  -------------------------

                      2009          2008         2009         2008
                   -----------  -----------  -----------  ------------

 Revenues:
  Product sales    $   902,141  $   963,344    3,538,883     3,402,076
  License fee and
   other revenues    7,272,000           --   25,509,000            --
  Research &
   development         122,417           --      972,883       248,619
                   -----------  -----------  -----------  ------------

 Revenues          $ 8,296,558  $   963,344   30,020,766     3,650,695
 Costs and Expenses  5,852,666    7,105,651   27,538,477    26,689,483
                   -----------  -----------  -----------  ------------

 Operating Income
  (Loss)             2,443,892   (6,142,307)   2,482,289   (23,038,788)
 Interest Income
  and Other
  (Expense)         (1,436,569)    (483,792)  (1,108,982)     (560,612)
                   -----------  -----------  -----------  ------------

 Net Income (Loss)
  before Income
  Taxes              1,007,323   (6,626,099)   1,373,307   (23,599,400)
 Income Tax
  (Expense) Benefit   (152,628)    (320,714)     900,386       690,326
                   -----------  -----------  -----------  ------------

 Net Income (Loss) $   854,695  $(6,946,813) $ 2,273,693  $(22,909,074)
                   ===========  ===========  ===========  ============

 Net Income (Loss)
  per Common Share:
  Basic            $      0.01  $     (0.09) $      0.03  $      (0.31)
                   ===========  ===========  ===========  ============
  Diluted          $      0.01  $     (0.09) $      0.03  $      (0.31)
                   ===========  ===========  ===========  ============

 Weighted average
  number of common
  shares
  outstanding:
  Basic             75,137,831   75,107,164   75,125,067    75,092,779
                   ===========  ===========  ===========  ============
  Diluted           76,095,546   75,107,164   76,082,782    75,092,779
                   ===========  ===========  ===========  ============

CONTACT:  Immunomedics, Inc.
          Dr. Chau Cheng, Associate Director, Investor Relations
           & Business Analysis
          (973) 605-8200, extension 123
          ccheng@immunomedics.com